Exhibit 99.1

For Immediate Release	Contact:
David Portnoy, Chairman and Co-CEO
Cryo-Cell International, Inc.
813-749-2100
dportnoy@cryo-cell.com

CORD BLOOD BANKING LEADER CRYO-CELL ENTERS INTO PATENT OPTION

AGREEMENT WITH DUKE UNIVERSITY

OLDSMAR, FL – June 11, 2020 – Cryo-Cell International, Inc. (OTC:QB Markets Group Symbol: CCEL) (the “Company”), the world’s first private cord blood bank to separate and store stem cells in 1992, announced that effective June 9, 2020, the Company has entered into a patent option agreement with Duke University. The six-month exclusive option agreement gives Cryo-Cell an option to obtain a license to manufacture and sell products based on Dr. Joanne Kurtzberg’s patents. Please see the Company’s Form 8-K filed with the Securities and Exchange Commission on June 11, 2020 for more details.

David Portnoy, Chairman of the Board and Co-CEO, said, “Cryo-Cell is honored to have entered into this option agreement with Dr. Kurtzberg and Duke University and believes that this is a significant step in the transformation of the Company. We look forward to Duke becoming a major shareholder and partner of the Company for many years to come.”

“We are excited to enter into this exclusive option agreement with Cryo-Cell and are looking forward to working together to bring novel cord blood and birthing tissue based cellular therapeutics to the clinic,” said Joanne Kurtzberg, MD, who is the Jerome S. Harris distinguished professor of pediatrics and a pioneer in cell therapies based on umbilical cord blood. Dr. Joanne Kurtzberg is an internationally renowned expert in pediatric hematology/oncology, pediatric blood and marrow transplantation, umbilical cord blood banking and transplantation, and novel applications of cord blood in the emerging fields of cellular therapies and regenerative medicine.

About Cryo-Cell International, Inc.

Founded in 1989, Cryo-Cell International, Inc. is the world’s first private cord blood bank. More than 500,000 parents from 87 countries have entrusted Cryo-Cell International with their baby’s cord blood and cord tissue stem cells. In addition to its family bank, Cryo-Cell International has a public banking program in partnership with Duke University. Cryo-Cell’s public bank has provided cord blood for more than 600 transplantations and operates cord blood donation sites across the U.S in prominent hospitals such as Cedars–Sinai Hospital in Los Angeles and Baptist Hospital in Miami. Cryo-Cell’s mission is to provide clients with state-of-the-art cord blood and cord tissue cryopreservation services, raise awareness of the opportunity for expectant parents to bank or donate their baby’s cord blood and support the advancement of regenerative medicine. Cryo-Cell operates in a facility that is FDA registered, cGMP-/cGTP-compliant and licensed in all states requiring licensure. Besides being AABB accredited as a cord blood facility, Cryo-Cell was also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. In addition, Cryo-Cell is ISO 13485:2003–certified by TÜV, an internationally recognized, quality assessment organization. Cryo-Cell is a publicly traded company, OTCQB:CCEL. For more information, please visit www.cryo-cell.com.

Forward-Looking Statement

Statements herein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the impact of the COVID-19 pandemic on our sales, operations and supply chain, the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s ability to enter into a definitive license agreement with Duke, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s menstrual stem cell technology license agreements and umbilical cord blood license agreements and their ability to provide the Company with royalty fees, the ability of the reproductive tissue storage to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.